UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
of the
SECURITIES EXCHANGE ACT OF 1934

Date of Event: June 5, 2006

Nexia Holdings, Inc.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation or organization)

33-2128-D (Commission File Number)	84-1062062 (IRS Employer Identification Number)

c/o Richard Surber, President
59 West 100 South, Second Floor, Salt Lake City, Utah 84101
(Address of principal executive offices)

(801) 575-8073
(Registrant's telephone number, including area code)

ITEM 1.01 Entry into a Material Definitive Agreement

On June 1, 2006, Diversified Holdings I, Inc. a subsidiary of Nexia Holdings, Inc. (Nexia) entered into a Settlement Agreement and Release (Agreement) with Diversified Financial Resources Corporation (hereafter “DVFN”) for the settlement of all claims arising from the Stock Purchase Agreement dated June 30, 2003 under which DVFN was obligated to pay to DHI the sum of $1,000,000, the balance of that sum owed to DHI had been written off as unlikely to be collected and thus does not appear as a receivable on the books of Nexia as of December 31, 2005. In the Agreement DVFN agrees to deliver to DHI Twenty Five million (25,000,000) shares of DVFN common stock without a restrictive legend and Nine Hundred Thirty Seven Thousand Five Hundred (937,500) shares of restricted common stock of DVFN. The closing market price of shares of DVFN on June 5, 2006 was $0.11. DHI is expecting the delivery of the shares provided for by the agreement on or before June 6, 2006. DHI has retained legal counsel to write an opinion (which has been received) on the right of DHI to receive the settlement shares without a restrictive legend as payment of the obligations created and that existed under the June 30, 2003 Stock Purchase Agreement.

The parties stipulated that the Agreement would release and settle all claims between the parties as of the date of the Agreement and completely resolves and discharges any obligations between the parties as of the performance and delivery of the shares provided for by the terms of the Agreement.

EXHIBIT	PAGE
NO.	NO.	DESCRIPTION

10	3	Settlement Agreement and Release between Diversified Financial Resources Corporation and Diversified Holdings I, Inc. dated June 1, 2006.

99	5	Press Release dated June 6, 2006 announcing the Settlement Agreement and Release.

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Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nexia Holdings, Inc.

Date: June 7, 2006	By:	/s/ Richard Surber
Richard Surber CEO, CFO, President and Director

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